UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 26, 2012
Date of Report (Date of earliest event reported)

HCP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-08895	33-0091377
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

3760 Kilroy Airport Way

Suite 300

Long Beach, California 90806

(Address of principal executive offices) (Zip Code)

(562) 733-5100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)         Compensatory Arrangements of Certain Officers.

On January 26, 2012, the Compensation Committee of the Board of Directors of HCP, Inc., a Maryland corporation (the “Company”), approved, and the Company entered into, separate employment agreements (the “Employment Agreements” and each an, “Employment Agreement”) with Paul F. Gallagher, the Company’s Executive Vice President – Chief Investment Officer, and Timothy M. Schoen, the Company’s Executive Vice President – Chief Financial Officer.

Each Employment Agreement provides for the executive to receive an initial base salary of $500,000, which may subsequently be increased by the Company but not reduced, and an annual incentive bonus based on Company and individual performance criteria as determined by the Compensation Committee.  Each executive is also entitled to participate in the Company’s benefit plans made available generally to the Company’s senior executives.  Each Employment Agreement provides for a three-year term, which will be automatically extended for additional one-year periods unless either party gives prior written notice that the term will not be extended.

If the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the Employment Agreements), the executive will be entitled to a severance benefit, to be paid in a lump sum, equal to the sum of (i) his base salary at the annualized rate in effect on his termination date, and (ii) the greater of his annual incentive bonus for the last fiscal year of the Company for which the Compensation Committee has determined bonuses for the Company’s executives generally prior to the termination date (the “last bonus year”) or the average of his annual incentive bonuses for the last three fiscal years of the Company ending with the last bonus year. In addition, any portion of the executive’s then-outstanding equity awards granted by the Company that are scheduled to vest within two years following the termination date will immediately vest (or, in the case of awards subject to performance-based vesting requirements, the award will be held open until the end of the relevant performance period and, as to any portion of the award eligible to vest based on the level of performance achieved, the executive will be credited with two additional years of service after the termination date for purposes of applying any time-based vesting requirements applicable to the award). In each case, the executive’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company and complying with certain non-solicitation and other restrictive covenants set forth in the Employment Agreement. In addition, in the event of termination of the executive’s employment as described above, the executive would generally be entitled to reimbursement for his COBRA premiums for continued health coverage for up to 12 months following his termination date.

In the event the executive becomes entitled to severance benefits under the Company’s Change in Control Severance Plan (the “CIC Plan”), he would be entitled to receive the benefits provided under the CIC Plan and not the benefits provided under his Employment Agreement.

The foregoing summary of the Employment Agreements is qualified in its entirety by the text of the Employment Agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)                                 Exhibits. The following exhibits are being filed herewith:

No.	Description

10.1	Employment Agreement, dated as of January 26, 2012, by and between the Company and Paul F. Gallagher.

10.2	Employment Agreement, dated as of January 26, 2012, by and between the Company and Timothy M. Schoen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2012

HCP, Inc.
(Registrant)

	By:	/s/ Timothy M. Schoen

Timothy M. Schoen,
Executive Vice President -
Chief Financial Officer

EXHIBIT INDEX

No.	Description

10.1	Employment Agreement, dated as of January 26, 2012, by and between the Company and Paul F. Gallagher.

10.2	Employment Agreement, dated as of January 26, 2012, by and between the Company and Timothy M. Schoen.